EXHIBIT 16.1

June 2, 2005

Securities and Exchange Commission

Mail Stop 11-3

100 F Street NE

Washington, DC 20549

Dear Sirs/Madams:

We have read Item 4 of Featherlite, Inc.’s Form 8-K dated May 20, 2005, and have the following comments:

1.	We agree with the statements made in section (a) for which we have a basis on which to comment on, and we agree with, the disclosures.

2.	We have no basis on which to agree or disagree with the statements made in the section (b) for which we have no basis on which to comment.

Yours truly,

/s/ Deloitte & Touche LLP